Allied World Announces Third Quarter 2011 Catastrophe Loss Estimates

ZUG, Switzerland – October 13, 2011 – Allied World Assurance Company Holdings, AG (NYSE: AWH) announced today that it expects to record approximately $30 million to $35 million in catastrophe related losses and loss expenses in the third quarter of 2011.  This includes an estimate for Hurricane Irene and a $5 million increase in estimates for second quarter 2011 weather-related events in the United States.

Allied World’s loss estimates for these events are derived from preliminary information obtained from clients and brokers, a review of the terms of in-force policies and contracts, a review of outward reinsurance agreements and an analysis of our catastrophe modeling.  Actual ultimate losses from these events may vary materially from the current estimates due to inherent uncertainties resulting from several factors, including the preliminary nature of loss data available, potential inaccuracies and inadequacies in the data that has been provided and the potential for catastrophe modeling inaccuracies.

About Allied World Assurance Company
Allied World Assurance Company Holdings, AG, through its subsidiaries, is a global provider of innovative property, casualty and specialty insurance and reinsurance solutions, offering superior client service through a global network of offices and branches. All of Allied World’s rated insurance and reinsurance subsidiaries are rated A by A.M. Best Company, A by Standard & Poor’s, and A2 by Moody’s, and our Lloyd’s Syndicate 2232 is rated A+ by Standard & Poor’s and Fitch. Please visit www.awac.com for further information on Allied World.

Cautionary Statement Regarding Forward-Looking Statements
Any forward-looking statements made in this press release reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements.  For example, our forward-looking statements could be affected by pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of our loss reserves; the company or its subsidiaries becoming subject to significant income taxes in the United States or elsewhere; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors, and other factors identified in our filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We are under no obligation (and expressly disclaim any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise.

Source: Allied World Assurance Company Holdings, AG

Contact:
Media:
Faye Cook, VP, Marketing & Communications
1-441-278-5406
faye.cook@awac.com

or

Investors:
Keith J. Lennox, Investor Relations Officer
1-646-794-0750
keith.lennox@awac.com